Exhibit 10.16

TERMINATION OF ACQUISITION AGREEMENT

This Termination of Acquisition Agreement is made as of this 10th day of October 2012 (this “Agreement”) by and among Consorteum Holdings, Inc., a Nevada corporation (“CSRH” or the “Company”), Tarsin, Inc., a Nevada corporation (“Tarsin”), and Tarsin, LTD., a United Kingdom corporation (“Seller”). CSRH, Tarsin and the Seller are referred to together as the “Parties” and individually as a “Party.”

RECITALS:

A.	On or about October 4, 2011 CSRH, Tarsin and the Seller entered into an acquisition agreement (the “Original Acquisition Agreement”) under which CSRH was going to acquire all of the issued and outstanding shares of Tarsin from the Seller for the purchase price and upon the remaining terms and conditions contained in the Acquisition Agreement.
B.	On or about November 4, 2011 CSRH, Tarsin and the Seller entered into amendment no. 1 (the “Amendment”) to the Original Acquisition Agreement.
C.	The Original Acquisition Agreement and the Amendment are referred to hereinafter together as the “Acquisition Agreement.”
D.	The parties to the Acquisition Agreement have agreed that it is in their best interests to terminate the Acquisition Agreement upon the terms and conditions contained in this Agreement.
E.	Capitalized terms not otherwise defined in this Agreement shall have the meanings assigned to them in the Acquisition Agreement.

NOW, Therefore, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Termination of Acquisition Agreement. The Acquisition Agreement is terminated effective as of September 30, 2012 and shall have no further force and effect (the “Termination”).

2. Consequences of Termination. The Parties acknowledge that during the time period between execution of the Acquisition Agreement and the Termination (the “Time Period”) each of the Parties took certain actions in relation to its duties and obligations under the Acquisition Agreement. The Parties desire to provide for these actions and agree that the consequences of the Termination are the following:

(i) During the Time Period CSRH paid the Seller and/or Tarsin a total of Two Hundred and Two Thousand Five Hundred Dollars ($202,500) (the “CSRH Payment”) that represented a portion of the purchase price under the Acquisition Agreement. The Parties agree that the CSRH Payment shall be deemed and treated as a payment by CSRH to Tarsin under the term sheet agreement dated as of June 21, 2012 (the “Term Sheet”) for a license from Tarsin to CSRH of certain Tarsin assets as therein provided. The Parties shall adjust their respective financial and accounting books and records accordingly such that all Parties reflect identical treatment of the reallocation of the CSRH Payment.

(b) During the Time Period CSRH did not issue any shares of its common stock (the “CSRH Acquisition Shares”) to Seller or Tarsin under the Acquisition Agreement. CSRH shall not be required to issue any additional shares of its common stock to Tarsin or the Seller as a result of the termination of the Acquisition Agreement.

(c) CSRH shall have no additional funding obligations of any kind to Tarsin or payment obligations to the Seller under the Acquisition Agreement.

(d) The master license agreement and use of Tarsin assets by CSRH as provided for in the Acquisition Agreement is terminated.

(e) CSRH shall not be required to appoint anyone to its Board of Directors as provided for in the Acquisition Agreement.

(f) Each Party shall bear its own tax, accounting and financial consequences of the Termination.

(g) Each Party shall remain liable for its debts and obligations as the same were in effect as at October 4, 2011, and no Party shall assume or shall be deemed to have assumed any liability for any debt or obligation of any other Party from on and after October 4, 2011.

(h) The Executive Employment agreement delivered to the CEO of Tarsin Inc. shall be rescinded in its entirety and no proposed salary, stock options, stock issuance or compensation of any kind shall be provided to the CEO of Tarsin Inc.

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3. General Release. Subject to performance of the duties and obligations set forth in this Agreement, each of the Parties hereto for themselves, and their respective parent, subsidiary and affiliated corporations or companies, and their respective members, managers, directors, officers, stockholders, employees, heirs, successors and assigns, privies, executors, administrators, legatees, and distributees, hereby releases and forever discharges each other Party and their respective Releasees (as defined at the end of this paragraph) of and from any and all charges, complaints, actions, grievances, causes of action, suits, liabilities, obligations, promises, controversies, damages, losses, debts and expenses (including attorneys fees and costs) and claims in law or equity of any nature whatsoever, known or unknown, suspected or unsuspected, any Party ever had, now has, or shall have against the Releasees to the date of each Party’s execution and delivery of this Agreement, including but not limited to (i) claims arising out of breach of an express or implied agreement, (ii) claims for wrongful termination of any such agreement, (iii) claims for intentional or negligent tort, (iv) any claims, demands, and causes of action alleging violations of public policy, or of any federal, state, or local law, statute, regulation, executive order, or ordinance, (v) claims for alleged violation of any other local, state or federal law, regulation, ordinance or public policy, including breach of the implied covenant of good faith and fair dealing, and (vi) any claims, demands, and causes of action for monetary or equitable relief, including, but not limited to, compensatory damages, exemplary or punitive damages, fines, liquidated damages, injunctive relief, or attorneys’ fees and costs, except as noted within this Agreement. Each Party agrees not to bring or cause to be brought any claim or demand against any of the Releasees in any court or before any other governmental authority or regulatory body for, or relating to or arising out of or under the matters that are the subject of, or included within this Agreement and in this Release. The release set forth in this Paragraph 3 covers not only rights or claims that any Party may have in its own right but also all other rights or claims of whatever nature that might be asserted on behalf of any Party against any other Party and its Releasees by the Party’s Affiliates or any third party.

For purposes of this paragraph 3 a Party’s “Releasees” is defined to mean the Party and its parent, affiliates, subsidiaries, successors and assigns, and the present and former stockholders, members, managers, officers, directors, employees, representatives, consultants, and agents of any of them, whether in their individual or official capacities, and their respective heirs, executors, administrators, legatees, distributees, successors and assigns.

4 Severability. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not IMFPA impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

5 Successors and Assigns; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that none of the parties may assign or transfer any of its rights or obligations under this Agreement without prior written consent of all other parties hereto. The Parties do not intend to create and specifically disclaim all third party beneficiary claims that may be asserted by anyone in relation to this Agreement or against any of the Parties hereto.

6 Amendments; Interpretation. No amendment, modification, or waiver of any provision of this Agreement shall be effective without the express written agreement of all parties hereto. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. In the event of any inconsistency between the terms of this Agreement and any other arrangement between the parties, this Agreement shall govern and control. No provision of this Agreement shall be construed against any Party hereto on the theory that such party drafted such provision.

7 Counterparts. This Agreement may be executed by one or more of the Parties hereto in any number of separate counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument, and all signature pages transmitted by electronic transmission shall be considered as original executed counterparts. Each Party to this Agreement agrees that it will be bound by its own facsimile or electronic signature and that it accepts the facsimile or electronic signatures of each other Party.

8 Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

9 Further Assurances. Each Party agrees to execute such other and further documents and instruments as any other Party may reasonably request to implement the provisions of this Agreement.

10 Applicable Law. THIS AGREEMENT IS EXECUTED PURSUANT TO THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA.

11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN OR AMONG ANY OF THE PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN THIS AGREEMENT. INSTEAD, ANY DISPUTES RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

12 Submission to Jurisdiction. Each Party agrees that all disputes among them arising out of, connected with, related to, or incidental to the relationship established between them in this Agreement, whether arising in contract, tort, equity, or otherwise, shall be resolved only by the federal or state courts of the State of Nevada.

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13 Notice. Unless otherwise agreed, all notices to be given under this Agreement by one Party to the other Party shall be in writing and either delivered in person or sent by prepaid overnight courier delivery or U.S Postal Service Express Mail, facsimile, e-mail, at its address specified in this Paragraph 13 Notice by facsimile and e-mail shall be deemed to have been received on the same day it was transmitted, unless transmitted after close of the business day, in which case it shall be deemed received on the next business day after it was transmitted. Notice by overnight courier service or Express Mail shall be deemed to have been received on the next business day after it was sent. A notice given by facsimile or e-mail, shall be subsequently confirmed by letter, unless otherwise agreed, but without prejudice to the validity of the original notice.

The name, address, facsimile number and e-mail address for all purposes of Seller, Tarsin and CSRH are as follows:

SELLER:

Adam House, Birmingham Road

Kidderminster DY10 2SH England

Attn: John Osborne, CEO

e-mail: john@tarsin.com

TARSIN:

916 Southwood Blvd.

Incline Village, Nevada 89451

Attn: John Osborne, CEO

e-mail: john@tarsin.com

CSRH:

5045 Orbiter Drive-Building 8-Suite 200

Mississauga Ontario Canada L4W 4Y4

Attn: Craig A. Fielding, CEO

Facsimile:

e-mail: cfielding@consorteum.com

IN WITNESS WHEREOF, the Parties have executed this agreement as of this 10th day of October 2012 intending it to be effective as of September 30, 2012.

Tarsin, LTD.

By: /s/ John Osborne

John Osborne, Director

Tarsin, Inc.

By: /s/ John Osborne

John Osborne, CEO

Consorteum Holdings, Inc.

By: /s/ Craig A. Fielding

Craig A. Fielding, CEO

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